SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act Of 1934

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L.B. Foster Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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L.B. FOSTER COMPANY 415 Holiday Drive Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2007

To the Shareholders:

L.B. Foster Company will hold its annual shareholders’ meeting at the Company’s principal executive offices at 415 Holiday Drive, Pittsburgh, Pennsylvania on Wednesday, May 23, 2007 at 11:00 a.m., local time, for the purposes of:

1. Electing a board of seven directors for the ensuing year.

2. Any other matters that properly come before the shareholders at the meeting.

Shareholders are cordially invited to attend the meeting. Only holders of record of common stock at the close of business on March 29, 2007 will be entitled to vote at the meeting or at any adjournment thereof.

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

Stan L. Hasselbusch
President and Chief Executive Officer

Pittsburgh, Pennsylvania
April 18, 2007

L.B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the “Company”) for use at the May 23, 2007 annual meeting of shareholders and at any adjournment thereof. This proxy statement, the enclosed form of proxy and the Company’s 2006 Annual Report to Shareholders were mailed to shareholders on or about April 18, 2007.

The presence, in person or by proxy, of the record holders of a majority of the Company’s outstanding common stock is necessary to constitute a quorum. At the close of business on March 29, 2007, the record date for entitlement to vote at the meeting (“Record Date”), there were 10,568,245 shares of common stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 5,284,123 shares. Where a shareholder’s proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such shareholder are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

Only holders of record of the common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such shareholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights in the election of directors. Directors shall be elected by a plurality of the votes cast from the shares present in person or represented by proxy at the meeting. Abstentions and broker non-votes are not deemed to be votes cast.

If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the seven nominees named herein. With respect to all matters of which the Company did not have written notice on or before March 2, 2007, the proxy confers discretionary authority to vote on such matters to Lee B. Foster II, Chairman of the Board, and Stan L. Hasselbusch, President and Chief Executive Officer.

If your shares are held in “street name” (i.e. held for your account by a broker or other nominee), you should receive instructions from the holder of record on voting your shares.

The voting instruction form also serves as the voting instruction for the trustees who hold shares of record for participants in the Company’s 401(k) plan. If voting instructions representing shares in this plan are not received, those shares will remain unvoted.

You may revoke or change your proxy at any time before it is voted. For a shareholder “of record”, meaning one whose shares are registered in his or her own name, to revoke or change a proxy, the shareholder may (i) submit another properly signed proxy, which bears a later date; (ii) deliver a written revocation to our corporate secretary at the address shown on the Notice of Meeting or (iii) attend the annual meeting or any adjourned session thereof and vote in person.

If you are a beneficial owner of our common stock, and not the shareholder of record (for example your common stock is registered in “street name” with a brokerage firm), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.

The cost of soliciting proxies will be borne by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, e-mail or facsimile. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses.

STOCK OWNERSHIP

The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•	each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•	each director or nominee for director;

•	each executive officer named in the Summary Compensation Table on page 20 (“NEO”); and

•	all directors and executive officers as a group.

Information concerning the owners of more than 5% of the Company’s common stock is based upon their reports furnished to the Company and may not be current.

	Number of
	Shares	Percent of
Stock Ownership	Owned(a)	Shares(b)

More Than 5% Stockholders:
Keely Asset Management Corp.(c)(d)	1,690,995	16.00
Keely Small Cap Fund(c)(d)	927,500	8.78
Tontine Management, L.L.C., Tontine Partners, L.P.(c)(e)	678,072	6.42
Jeffrey L. Gendell(c)(e)	1,330,936	12.59
Nominees for Directors:
Lee B. Foster II	322,679	3.01
Stan L. Hasselbusch	232,910	2.17
Henry J. Massman IV	57,829	*
G. Thomas McKane	3,500	*
Diane B. Owen	32,046	*
John W. Puth	63,746	*
William H. Rackoff	86,246	*

	Number of
	Shares	Percent of
Stock Ownership	Owned(a)	Shares(b)

Certain Executive Officers:
Donald L. Foster	6,510	*
Senior Vice President — Construction Products
Samuel K. Fisher	10,446	*
Senior Vice President — Rail Products
David J. Russo	38,952	*
Senior Vice President, Chief Financial Officer and Treasurer
John F. Kasel	13,216	*
Senior Vice President — Operations & Manufacturing
All Directors and Executive Officers as a Group	946,836	8.50

*	Less than one percent of the Company’s outstanding common stock

(a)	This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned. It also includes shares which the named person or group had the right to acquire within 60 days after the Record Date through the exercise of stock options (155,800 for Mr. Lee B. Foster, 40,000 for Mr. Massman, 20,000 for Ms. Owen, 40,000 for Mr. Puth, 40,000 for Mr. Rackoff, 170,000 for Mr. Hasselbusch, 6,250 for Mr. Donald Foster, 35,000 for Mr. Russo, 12,500 for Mr. Kasel and 569,050 for the directors and executive officers of the Company as a group). The column also includes the share equivalents contained in the 401(k) plan maintained by the Company (26,579 for Mr. Lee B. Foster, 25,093 for Mr. Hasselbusch, 4,771 for Mr. Fisher, 752 for Mr. Russo, 716 for Mr. Kasel and 72,974 for the executive officers as a group). Mr. Lee B. Foster also holds an indirect interest in 5,000 shares held in an investment plan maintained by a separate company.

(b)	The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)	The address of Keely Asset Management Corp. and Keely Small Cap Fund is 410 South LaSalle Street, Chicago, IL 60608. The address of Tontine Partners, L.P., Tontine Management, L.L.C. and Jeffrey L. Gendell is 55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830.

(d)	Keely Asset Management Corp. and Keely Small Cap Value Fund share beneficial ownership of 927,500 shares, which shares are included in the 1,690,995 shares held by Keely Asset Management LLC.

(e)	Tontine Management, L.L.C. (“TM”), the general partner of Tontine Partners, L.P. (“TP”), has the power to direct the affairs of TP. Mr. Gendell is the managing member of TM and certain other entities which own, inter alia, Company stock. TP owns 678,072 shares of the Company’s common stock directly and TM owns these 678,072 shares indirectly. TM’s and Mr. Gendell’s indirect ownership of TP’s shares of Company stock is included in the number of shares owned by each of TM and Mr. Gendell.

DIRECTORS

A board of seven directors is to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees are currently serving on the Board of Directors.

Nominee

Lee B. Foster II	Mr. Foster, age 60, has been a director of the Company since 1990 and Chairman since 1998. He was the Chief Executive Officer of the Company from May 1990 until January 2002 and since that time has been an executive officer and employee of the Company. Mr. Foster is a director of Wabtec Corporation, a manufacturer of components for locomotives, freight cars and passenger transit vehicles. Wabtec Corporation also provides aftermarket services, including locomotive and freight car maintenance.
Stan L. Hasselbusch	Mr. Hasselbusch, age 59, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000. He served as Vice President — Construction and Tubular Products of the Company from December 1996 to December 1998 and as Chief Operating Officer from January 1999 until he was named Chief Executive Officer in January 2002.
Henry J. Massman IV	Mr. Massman, age 44, has been a director of the Company since November 1998. He has been President and Chief Executive Officer of Massman Construction Co., a heavy civil, bridge and marine contractor, since 1988.
G. Thomas McKane	Mr. McKane, age 63, was elected as a director in May 2006. Mr. McKane was Chairman of the Board of A.M. Castle & Co. a metal and plastics service center business, from January 2004 to January 2007 and was Chief Executive Officer and President of A.M. Castle & Co. from May 2000 until February 2006. Mr. McKane is also a director of American Woodmark Corporation, a cabinet manufacturer.
Diane B. Owen	Ms. Owen, age 51, was elected as a director in May 2002. She has been Vice President — Corporate Audit of H.J. Heinz Company, an international food company, since April 2000 and was Vice President — Strategy Development for H.J. Heinz Company from January 2000 to April 2000.
John W. Puth	Mr. Puth, age 78, has been a director of the Company since 1977. He is a managing member of J.W. Puth Associates, LLC and a general partner of JDA Partners LP, an investment partnership. Mr. Puth also is a director of A.M. Castle & Co., a metal and plastics service center business, and several private companies.
William H. Rackoff	Mr. Rackoff, age 58, has been a director of the Company since 1996. Mr. Rackoff has been President of ASKO, Inc., which manufactures custom engineered tooling for the metalworking industry, since 1991 and became Chief Executive Officer of ASKO, Inc. in 1995.

The Board of Directors nominated the foregoing nominees after they were recommended for nomination by the Nomination and Governance Committee of the Board of Directors. The nominees have expressed their willingness to serve as directors, if elected. However, should any of the nominees be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

The Board of Directors recommends that you vote “FOR” each of the foregoing nominees to the Board of Directors.

DIRECTORS’ COMPENSATION TABLE 2006

The following table sets forth directors’ compensation for 2006, except for Mr. Hasselbusch whose 2006 compensation is set forth in the Summary Compensation Table at page 20. During 2006, no stock options were granted and no non-equity incentive compensation was awarded to the named directors.

	Fees Earned
	or Paid		Stock		Option	All Other
	in Cash		Awards		Awards	Compensation	Total
Name	($)		($)		(iv)	$	($)

Lee B. Foster II	165,000		—		—	34,118	199,118	(v)
Henry J. Massman IV	33,750	(i)	82,880	(iii)	—	—	116,630	(vi)
G. Thomas McKane	22,494	(i),(ii)	82,880	(iii)	—	—	105,374
Diane B. Owen	37,250	(i)	82,880	(iii)	—	—	120,130
John W. Puth	35,750	(i)	82,880	(iii)	—	—	118,630
William H. Rackoff	39,250	(i)	82,880	(iii)	—	—	122,130

(i)	The base annual fee of the respective chairmen of the Audit Committee, the Nomination and Governance Committee and the Compensation Committee was increased on June 1, 2006 from $16,500 to $31,500. The base annual fee for other outside directors also was increased on June 1, 2006 from $14,000 to $29,000. Outside directors also receive $1,000 for each Board meeting attended, $500 for each committee meeting attended and $500 for each telephonic Board or committee meeting in which the director participated.

(ii)	Mr. McKane first became a director on May 24, 2006 and his fees reflect his service for a partial year.

(iii)	Each of the outside directors automatically is awarded 3,500 shares of the Company’s common stock when the director is elected or re-elected as a director of the Company. On May 24, 2006 (the date of the Company’s 2006 annual shareholders meeting) each outside director was awarded 3,500 shares of the Company’s common stock. Since the awards were fully vested on the grant date, the aggregate grant date fair value of each stock award to our non-employee directors is reflected in the “Stock Awards” column of the table based on the compensation cost recognized in 2006 for financial statement reporting purposes and computed in accordance with SFAS 123(R). For a discussion of valuation assumptions, see Note 1 of the Company’s 2006 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(iv)	As of December 31, 2006, Mr. Foster had 155,800 outstanding stock options, Mr. Massman had 40,000 outstanding stock options, Ms. Owen had 20,000 outstanding stock options, Mr. Puth had 50,000 outstanding stock options and Mr. Rackoff had 40,000 outstanding stock options.

(v)	Mr. Foster is compensated for his services both as Chairman of the Board and as an executive officer. Included in “All Other Compensation” for Mr. Foster are: Company contributions to the 401(k) defined contribution retirement plan, executive medical reimbursement plan, Company paid term life insurance, long-term disability premium, the supplemental executive retirement plan, auto allowance and club memberships/fees.

(vi)	The Company reimburses outside directors for expenses associated with travel to and attendance at Board of Directors’ meetings, including the costs associated with Mr. Massman’s and usually one or two other director(s)’ use of Massman Construction Co.’s airplane for flying to and from Board of Directors’ meetings. For 2006, the Company reimbursed Massman Construction Co. $21,236 for the cost of using Massman Construction Co.’s airplane for this purpose. This reimbursement and other expenses associated with travel to and attendance at Board of Directors meetings are not included in the table.

CORPORATE GOVERNANCE

The Board and Board Meetings

The Board consists of seven directors. During 2006, the Board held five meetings. The Board has determined that each of the directors, with the exception of Messrs. Foster and Hasselbusch, qualify as “independent” as defined by applicable NASDAQ® rules. In making this determination, the Board has concluded that none of these members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Audit Committee and the Board determined that Massman Construction Co.’s purchase of construction material from the Company in the ordinary course of business and pursuant to competitive bids did not impair Mr. Massman’s independence.

Each director attended at least 75% of the total number of meetings (held during the period served) of the Board and all committees on which he or she served, except that Mr. McKane attended eight out of eleven such Board and committee meetings.

The directors regularly have attended shareholders’ meetings without a formal policy on attendance and the Company does not believe that a formal policy is required. All of the directors attended the 2006 annual meeting of shareholders.

Communications to Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-managerial directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Chairman of the Board or Attn: Outside Directors. The Secretary of the Company shall review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are directed to the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Committees

The Board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and the Nomination and Governance Committee. Each member of these committees is independent as defined by applicable NASDAQ® rules. Each committee has a written charter approved by the Board.

Audit Committee

The Audit Committee is composed of Ms. Owen (Chairman) and Messrs. McKane, Puth and Rackoff. The Board has designated Diane B. Owen as the Audit Committee “financial expert” under applicable SEC rules. Certain of Ms. Owen’s qualifications as a “financial expert” are included in her biographical data on page 4 of this Proxy Statement.

The Audit Committee, which held six meetings (two of which were telephonic meetings) during 2006, is responsible for overseeing, with the independent auditors and management, the work and findings of the auditors, as well as the effectiveness of the Company’s internal auditing department, the adequacy of the Company’s internal controls and the accounting principles employed in financial reporting. The Audit Committee also is responsible for the appointment and compensation of the independent auditors. The Committee’s charter is posted on the Company’s website, www.lbfoster.com.

The Audit Committee also is responsible for reviewing and, if appropriate, approving transactions with related persons. Under the Company’s written policy, no employee, officer or director is to participate in any transaction (subject to exceptions for stock ownership in a publicly traded company and participation in a transaction solely as an employee, director or shareholder of the Company) with the Company without the approval of the Audit Committee. The Company’s written policy on related person transactions may be found in its Legal & Ethical Conduct Policy at the Company’s website, www.lbfoster.com.

Compensation Committee

The Compensation Committee is composed of Messrs. Puth (Chairman), Massman, McKane and Rackoff.

The Compensation Committee, which met on five occasions in 2006, is responsible for reviewing and recommending for approval significant employee benefit programs, determining officer compensation, reviewing and recommending for approval certain organizational changes and granting stock options and/or stock awards.

The Compensation Committee makes decisions regarding executive compensation and these decisions are then ratified by the Board of Directors. The Committee’s charter is available at the Company’s website, www.lbfoster.com. The Committee does not delegate its authority to any third party.

The Compensation Committee currently uses a peer group, identified in the Compensation Discussion and Analysis at page 11, as a tool to establish competitive compensation for the Company’s executive officers.

In determining appropriate compensation, the members of the Compensation Committee may seek to obtain information on competitive compensation practices from other directors. In addition, the Committee utilizes the above peer group’s compensation practices to establish rough guidelines for the Committee’s exercise of its subjective judgment in determining competitive compensation practices.

The Compensation Committee gives significant weight to the Chief Executive Officer’s recommendations regarding other executive officers’ compensation; such other executive officers are not present when the compensation is being determined. With respect to the Chief Executive Officer’s compensation, the Compensation Committee may solicit the Chairman of the Board’s views, but does not defer to the Chairman’s views. The Chief Executive Officer is not present when his compensation is being determined.

Compensation for our non-employee directors is determined by the Nomination and Governance Committee. Management did not utilize compensation consultants in connection with its executive compensation program for 2006.

Nomination and Governance Committee

The Nomination and Governance Committee is composed of Mr. Massman, Ms. Owen and Mr. Rackoff (Chairman).

The Nomination and Governance Committee, which met on eight occasions (one of which was telephonic) in 2006, is responsible for overseeing corporate governance, proposing nominees for directors to the full Board, recommending which directors should serve on various Board committees and recommending who should serve as Chairman of the Board and Chairman of each of the Board’s committees. This Committee also recommends to the full Board appropriate compensation for non-employee directors.

The Nomination and Governance Committee endeavors to create a Board of Directors consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board of Directors to provide meaningful counsel to and oversight of management. The Nomination and Governance Committee seeks to recommend, to the full Board, nominees who will create and maintain a Board of Directors that satisfies applicable legal and regulatory requirements. The Committee’s Charter is available on the Company’s website, www.lbfoster.com.

In selecting nominees for election to the Board of Directors, the Nomination and Governance Committee will consider submissions from shareholders. A shareholder wishing to recommend a nominee may notify the Corporation’s Secretary or any member of the Nomination and Governance Committee in writing and provide whatever supporting material the shareholder considers appropriate. Submissions should be sent to the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Secretary.

The Nomination and Governance Committee determines appropriate levels of compensation for the Company’s outside directors following essentially the same process as the Compensation Committee follows to determine compensation for the Company’s executive officers. For example, the Committee currently utilizes the same peer group as does the Compensation Committee.

The Nomination and Governance Committee’s members also may confer with other directors to obtain information on competitive compensation practices. The Committee uses such information, together with the peer group’s compensation practices, to exercise its subjective judgment in determining appropriate levels of compensation. The Committee then makes recommendations to the Board for ratification by the full Board. The Committee does not delegate its responsibilities to any third party.

Code of Conduct and Ethics

The Company adopted a written code of conduct and ethics that applies to all the Company’s directors, officers and employees, including its chief executive officer, chief financial officer and chief accounting officer. The Company has posted a current copy of the code, titled “Legal and Ethical Conduct Policy”, on our website www.lbfoster.com.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of the Company or any of its subsidiaries. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of the SEC’s Regulation S-K. The Company’s executive officers have not served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers have served on the Company’s Board or Compensation Committee.

INDEPENDENT AUDITORS

Fees

Ernst & Young LLP’s (“E&Y”) aggregate fees (including out-of-pocket expenses) billed for fiscal 2006 and 2005 for each of the following categories of services are set forth below:

	2006	2005

Audit fees (includes audits and reviews of the Company’s fiscal 2006 and 2005 financial statements and internal control over financial reporting)	$391,416	$447,406
Audit-related fees (primarily audits of the Company’s various employee benefit plans)	23,861	22,133
Tax fees (federal and state)	—	—
All other fees	—	—

Total fees	$415,277	$469,539

The Audit Committee reviews summaries of services provided by E&Y and the related fees and has concluded that E&Y’s provision of certain audit-related services is compatible with maintaining E&Y’s independence. All services are pre-approved by the Audit Committee.

E&Y has served as the Company’s independent auditors since 1990 and the Audit Committee has appointed E&Y as the Company’s independent auditors for the year ending December 31, 2007. Since the Audit Committee of the Board of Directors is responsible for the appointment of the Company’s independent auditors, the Company is not seeking shareholder approval of the independent auditors’ appointment.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for the appointment, compensation and retention of the Corporation’s independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements of the Company for the year ended December 31, 2006. The Audit Committee’s charter is available on the Company’s website, www.lbfoster.com. The Audit Committee held six meetings during fiscal year 2006, two of which were telephonic.

Management is responsible for the Company’s internal controls and for the financial reporting process. With respect to 2006, management advised the Audit Committee that all annual and quarterly financial statements reviewed by the Audit Committee had been prepared in accordance with generally accepted accounting principles.

The Audit Committee held discussions with E&Y, who are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles and E&Y’s judgment regarding these matters. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committee). Pursuant to Independent Standards Board Standard No. 1 (Independence Discussion with Audit Committee(s)), the Audit Committee has discussed with E&Y the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee concluded that E&Y’s independence had not been impaired.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed the results of E&Y’s quarterly review procedures with the Company’s Chief Executive Officer, Chief Financial Officer and Controller and with E&Y prior to the Company’s release of quarterly financial information.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Diane B. Owen, Chairman
G. Thomas McKane
John W. Puth
William H. Rackoff

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company’s compensation policies for executive officers named in the Summary Compensation Table at page 20 are intended to retain and attract the best available executives and to reward performance. With respect to the Company’s fiscal year ended December 31, 2006, the Company’s NEOs were Stan L. Hasselbusch, John F. Kasel, Donald L. Foster, David J. Russo and Samuel K. Fisher.

The Compensation Committee (the “Committee”) determines executive compensation, and its determinations are then approved by the Board of Directors. The Committee reviews information on various companies’ executive compensation practices and uses this information to establish rough guidelines for its subjective determinations on executive compensation. For 2006, the Committee reviewed the executive compensation practices of the following companies: Alpine Group, Inc., A.M. Castle & Co., Circor International, Inc., Empire Resources, Inc., Encore Wire Corp., Ladish Co. Inc., Material Sciences Corp., NN Inc., Olympic Steel, Inc. and Penn Engineering & Manufacturing Corp. (the “Peer Group”). The above companies were selected largely because of earlier recommendations from the compensation consultants (3C Compensation Consulting Consortium LLC) retained by the Committee prior to 2006.

After reviewing information on these companies’ executive compensation practices, the Committee relies upon its subjective judgment in making decisions on executive compensation, including deciding the amount of such compensation and the allocation of compensation between short-term and long-term compensation. The Committee also takes into account prior equity and non-equity compensation granted to its NEOs when determining compensation.

Although the Committee regularly has utilized compensation consultants, it did not retain such consultants during 2006 because, except with respect to the 2006 Omnibus Plan (discussed at page 17), the Company in 2006 did not adopt any materially new compensation practices for NEOs. The 2006 Management Incentive Plan (see discussion at pp. 12-15) followed the same format as prior annual incentive plans, with annual bonuses primarily being calculated based on actual corporate or divisional performance compared to plan.

The Committee’s policy has been to reward performance through near-term and long-term compensation arrangements. Salaries and annual incentive bonuses provide incentives and rewards for short-term performance, while the Three Year Plan (described at pp. 16-17) is designed to provide incentives and rewards based on performance over the three year period 2005 - 2007, inclusive. Equity grants under the Omnibus Plan, which generally will be in lieu of a portion of the cash otherwise payable under the Three Year Plan (or any successor plan), will be designed to provide compensation based on the Company’s longer term performance.

When making decisions on executive compensation, the Committee takes into account the executive’s entire compensation package. The Committee, however, has not established any policy on the allocation of an executive’s total compensation package between short or long term compensation or between cash and equity. Instead, the Committee has exercised its subjective judgment in an effort to fit the elements of its NEOs’ compensation into a total compensation package that is competitive and will enable the Company to retain and attract the best available executives.

Salary

NEOs currently are eligible for salary reviews at 12 month intervals. Using the Peer Group’s compensation practices as rough guidelines, the Committee subjectively determines competitive salaries for the NEOs. With respect to NEOs other than the Chief Executive Officer, the Committee gives significant weight to the CEO’s performance assessments and salary adjustment recommendations. Annual salary reviews accomplish a variety of purposes, including recognizing superior performance and maintaining a competitive salary structure.

The Compensation Committee may adjust the Chief Executive Officer’s salary based upon its subjective interpretation of the above mentioned guidelines and its assessment of the CEO’s performance (taking into account the health of the Company’s various markets). In 2006, the Compensation Committee determined that Mr. Hasselbusch’s performance had been outstanding. The Committee specifically recognized his leadership in selling the Company’s geotechnical business, developing and monitoring strategic and annual operating plans and overseeing the continued implementation of processes (such as LEAN manufacturing and the Balanced Scorecard) to improve efficiency. The Committee also recognized that the Company’s overall financial performance has continued to improve and that Mr. Hasselbusch had driven a significant portion of this improvement. The Committee recommended (and the Board of Directors approved) increasing Mr. Hasselbusch’s salary from $400,000 to $430,000, effective July 1, 2006.

The Compensation Committee may solicit recommendations and insights regarding Mr. Hasselbusch’s performance from the Chairman of the Board, Lee B. Foster II. Although the Committee uses the Chairman as a source of potentially relevant information, it does not defer to the Chairman’s recommendations.

Annual Incentive Plan

In addition to salary, the Compensation Committee has approved an annual bonus plan, known as the 2006 Management Incentive Plan (the “2006 Plan”). The 2006 Plan largely is based on actual 2006 performance compared to “Planned Incentive Income”.*

*	“Planned Incentive Income” is the Company’s and/or operating units’ planned annual 2006 pre-tax income, as approved by the Board of Directors, but excluding benefits payable under the 2006 Plan and dividend and interest income with respect to the Company’s Dakota Minnesota & Eastern Railroad Preferred Stock exceeding $990,000. “Incentive Income” is defined the same as “Planned Incentive Income”, except that “Incentive Income” is based on actual 2006 pre-tax income. and may exclude any portion of gains or losses from transactions not in the ordinary course of business which the Committee determines to exclude; the Committee has excluded from “Incentive Income” gains from the sale of the Company’s Geotech division in February 2006.

Incentive Income

Income From Continuing Operations before Income Taxes	$15,789,000
2006 Plan Expenses	2,159,000

Incentive Income	$17,948,000

For 2006, “Planned Incentive Income” for Corporate was $10,241,000. The Company attained actual 2006 Incentive Income of $17,948,000.

NEOs were assigned initial “target percentages” of salary ranging from 35% to 45%, as set forth in the following table:

Target Percentage

Samuel K. Fisher, Senior Vice President—Rail Products	35%
Donald L. Foster, Senior Vice President—Construction Products	35%
John F. Kasel, Senior Vice President—Operations and Manufacturing	35%
David J. Russo, Senior Vice President, Chief Financial Officer and Treasurer	35%
Stan L. Hasselbusch, President and Chief Executive Officer	45%

A NEO’s “Target Percentage” was then multiplied by the participant’s 2006 salary to determine the NEO’s “Target Award”.

“Target Awards” for NEOs were allocated between “Corporate” and/or applicable operating units and/or departmental/individual goals as set forth in the following table:

		Operating
	Corporate	Unit	Goals

Stan L. Hasselbusch	100%	—	—
Samuel K. Fisher	20%	60%	20%
Donald L. Foster	20%	60%	20%
John F. Kasel	80%	—	20%
David J. Russo	80%	—	20%

A participant’s actual “Incentive Award” was calculated by multiplying the “Target Award” by the percentage of Planned Incentive Income achieved (the “Performance Percentage”) based upon, with respect to Corporate, Corporate “Incentive Income” and, with respect to the applicable operating unit, the operating unit’s “Incentive Income”.

The table below explains how individual Incentive Awards were calculated based on actual 2006 Corporate and/or operating unit Incentive Income:

Incentive Income as
Percentage of
Planned Incentive	Incentive Award, as Percentage
Income	of Target Award
Outstanding	Corporate	Operating Unit

160% and over	200%	200%
155%	190%	190%
150%	180%	180%
145%	170%	170%
140%	160%	160%
135%	150%	150%
130%	140%	140%
125%	130%	130%
Exceeding
120%	120%	120%
115%	115%	115%
110%	110%	110%
105%	105%	105%
Target
100%	100%	100%
Threshold
90%	80%	80%
80%	60%	60%
70%	40%	-0-

The Chief Executive Officer, in his discretion, could reduce any incentive award by 25%. No such reductions were made for 2006.

When the Plan was implemented, it was anticipated that Corporate and each operating unit should achieve at least “target levels” of Planned Incentive Income, but that it would become progressively more difficult for either Corporate or any operating unit to attain levels of Incentive Income above target levels, and that it would be unlikely, although possible, that an NEO would receive maximum awards. Due to the Company’s substantially stronger than anticipated performance in 2006, the awards, as disclosed in the Summary Compensation Table, generally approached or equaled maximum awards payable under the 2006 Plan.

By way of example, Mr. Hasselbusch’s “Incentive Award” was calculated, pursuant to the above table, based upon the Company’s 2006 “Incentive Income” of $17,948,000 being 175% of its $10,241,600 “Planned Incentive Income”. Since Mr. Hasselbusch’s Target Award was 100% allocated to “Corporate”, Mr. Hasselbusch’s “Target Award” of $189,184 (base salary X 45% “Target Percentage”) was adjusted by

200% since, as set forth in the preceding table, the Company’s Incentive Income exceeded 160% of Planned Incentive Income. Since Mr. Hasselbusch’s 2006 base salary was $415,000 he received an Incentive Award of $373,500.

The Plan also provided for discretionary awards, determined by the Chief Executive Officer, equal to the sum of: (i) $100,000; (ii) amounts not paid because the individual was terminated for cause or resigned prior to the date incentive awards were paid under the Plan; (iii) the amount of any reduction in incentive awards made by the Chief Executive Officer and (iv) any amount which was not paid due to a failure to achieve a departmental/individual goal. Discretionary awards to NEOs were approved by the Committee. The Committee approved a discretionary award of $6,500 to Mr. Fisher.

In March 2007, the Company adopted the 2007 Management Incentive Plan (“2007 Plan”), which follows the same general format as the 2006 Plan. Most of the Company’s operating units’ Planned Incentive Income was increased from their respective Planned Incentive Income under the 2006 Plan; Corporate’s Planned Incentive Income was increased from $10,241,000 under the 2006 Plan to a potential range of $22,085,000 - $22,485,000 under the 2007 Plan.* It is anticipated that Corporate and each operating unit should achieve target levels of income, but that it will become progressively more difficult for Corporate, or any operating unit, to attain levels of Incentive Income above target(s). It is believed to be unlikely, although possible, that a NEO will receive a maximum award.

Individual Supplemental Bonus

The Company currently does not contemplate awarding stock options. When, however, Mr. Kasel was elected a Senior Vice President in May 2005, the Committee’s practice would have been to grant him 25,000 options, which would vest in 25% increments over the next four years. The grant to Mr. Kasel inadvertently was omitted from the Committee’s May 2005 meeting agenda and, by the time the 25,000 options later were awarded to Mr. Kasel, the exercise price for such options had increased. Accordingly, the Company, with the prior approval of the Compensation Committee, agreed to pay $35,750 to Mr. Kasel on each of August 10, 2006, August 10, 2007, August 10, 2008 and August 10, 2009 (or as soon thereafter as practical) minus (for each payment) the amount, if any, by which the average closing price of the Company’s common stock for all trading days from June 1 to July 31, inclusive, of the applicable year was less than $14.77/share, multiplied by 6,250. Mr. Kasel was paid $35,750 in August 2006 and is not entitled to additional payments under this agreement if, for any reason, he is not employed by the Company on the date a payment is due.

* Under the 2007 Management Incentive Plan, “Planned Incentive Income” has the same definition as it does under the 2006 Plan, except for differences in the amounts of pre-tax Planned Incentive Income approved by the Board of Directors for each of the respective years. “Planned Incentive Income” does not constitute a prediction or forecast as to the Company’s future performance. Various factors could cause the Company’s actual results to differ materially from these indicated by forward-looking statements and other communications. Readers are encouraged to review the risk factors in the Forward-Looking Statement section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and any other risk factors noted in the Company’s subsequent filings with the Securities and Exchange Commission.

Three Year Incentive Plan

On May 25, 2005, the Company’s Board of Directors, upon the prior recommendation of its Compensation Committee (the “Committee”), approved the “L.B. Foster Company 2005 Three Year Incentive Plan” (the “Three Year Plan”). This Plan is designed initially to motivate selected senior officers to improve the Company’s performance over the three year period, 2005 - 2007, inclusive, (the “Three Year Period”). Any stock awards, in lieu of cash, will provide incentives and rewards based on the longer term performance of the Company. The Three Year Plan provides for escalating awards to the extent the Company’s performance surpasses what the Compensation Committee deemed to be acceptable levels of improvement.

The amount payable under the Three Year Plan is based on a “Performance Percentage”. The “Performance Percentage” is the Company’s “Three Year Incentive Income”* minus $13,168,000 (with the difference representing the improvement in the Company’s pre-tax income for the Three Year Period over what the Committee considered to be a reasonable three year baseline performance) divided by $10,341,000 (representing what the Committee considered to be an acceptable cumulative improvement during the Three Year Period).

Based upon the “Performance Percentage” attained, the amount payable will be based on the applicable “Payout Percentage” in the table below multiplied by $1,825,000:

Performance	Payout Percentage
Percentage	(as % of $1,825,000)

Less than 70%	-0-
70%	10.0%
80%	30.0%
90%	62.5%
100%	100.0%
110%	112.5%
120%	130.0%
130%	150.0%
150%	200.0%

The Payout Percentage shall be adjusted proportionately between the levels in the table to reflect the Performance Percentage actually achieved.

Individual awards are then calculated by multiplying the total amount available for awards by a fraction, the numerator of which is the points assigned to the participant and the denominator of which is the sum of all points assigned to all participants in the Plan. The current participants include the President

* Three Year Incentive Income is the Company’s aggregate pre-tax income for the Three Year Period, excluding income with respect to the Company’s investments in the Dakota, Minnesota & Eastern Railroad or other gains, losses, charges or income which the Committee, in its sole discretion deems extraordinary. The Committee has determined that $2,500,000 of the gain from the February 2006 sale of the Company’s Geotech division shall be included in “Three Year Incentive Income”.

and Chief Executive Officer, four Senior Vice Presidents, four Vice Presidents and the Controller. Points have been assigned to these initial participants as follows:

President/CEO	4 Points
Sr. Vice President	2 Points
Vice President, Controller	1 Point

New participants may be assigned points by the Committee.

A participant’s incentive award will be adjusted so that it does not exceed the amount that the Participant would have received if all the initial participants had remained participants for the full Fiscal Period, and no subsequent participants had been added to the Plan. The initial participants in the Plan had a total of nineteen points.

The Committee may issue shares of the Company’s common stock for up to 50% of the incentive awards payable under the Three Year Plan. No determination has yet been made as to how much, if any, stock to issue under the Three Year Plan.

Incentive awards under the Three Year Plan shall be paid on or before March 15, 2008. Based on the Company’s performance to date, it is highly likely that a Performance Percentage of 150% will be achieved, causing Participants to receive maximum awards. Currently, the sum of all participants’ points is 16.333 and, if this point total remains constant, the aggregate payout for all participants under the Three Year Plan would be $3,137,068 (based upon a Performance Percentage of 150%).

2006 Omnibus Plan

The 2006 Omnibus Plan (approved at the Company’s May 24, 2006 meeting of shareholders) provides for the issuance of up to 500,000 shares of the Company’s common stock, which may include newly-issued or treasury shares, through the exercise of stock options or the award of shares of common stock.

The 2006 Omnibus Plan, or a successor plan, currently is intended to be the primary source of future equity grants to executive officers. Although the 2006 Omnibus Plan provides for the grant of both options and stock, no options were granted in 2006.

Awards may also be granted to key personnel and directors at the discretion of the Compensation Committee. Such stock awards will become vested and/or saleable pursuant to the terms of the applicable stock award agreement approved by the Committee.

Other than automatic awards of 3,500 shares to non-employee directors each time they are elected or re-elected as directors by the Company’s shareholders, it is currently anticipated that the 2006 Omnibus Plan shall be the primary source for the issuance of stock to participants in the Three Year Plan and its successors. As described above, the Committee may utilize stock for up to 50% of awards payable under the Three Year Plan. At minimum, a recipient of stock, in lieu of cash, under the Three Year Plan may not voluntarily transfer the stock for at least two years after the grant date. The Committee believes that stock awards provide a suitable means of further aligning the economic interests of the Company’s executives with the long term interests of the Company’s shareholders.

Retirement Plans

During 2006, the Company maintained the L.B. Foster Company Voluntary Investment Plan (“VIP”), a defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees. During 2006, the Company contributed 1% of the employee’s compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of the employee’s compensation, based on years of service. Based upon the Company’s financial performance against predetermined criteria, the Company also contributed an additional $.50 for each $1.00 so contributed. The Company also is authorized and directed to make an additional discretionary contribution of $626,150, with respect to 2006, to the VIP, which will be shared by salaried and non-bargaining unit hourly employees participating in the consolidated plan discussed below. The Company’s contributions for 2006 to the VIP for Messrs. Hasselbusch, Kasel, Donald L. Foster, Russo and Fisher are included in the Summary Compensation Table.

The Company amended the VIP in 2007 by consolidating the VIP with a separate 401(k) plan sponsored by the Company for its non-union hourly workers. The consolidated plan provides for automatic enrollment, an adjusted formula for Company matching contributions (including eliminating the mandatory increased match based on Company performance), a reduced vesting schedule and the addition of a Roth feature.

The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits, which approximate benefits unavailable under the VIP because of Internal Revenue Code limitations. These benefits for the NEOs are also included in the Summary Compensation Table.

The Company maintains these retirement plans in order to provide a competitive opportunity for its employees to obtain a secure retirement.

Other Compensation Plans

At various times in the past, the Company has adopted certain employee benefit plans in which NEOs have been permitted to participate and has adopted certain executive officer leased vehicle, life, long-term disability and health insurance programs. The incremental cost to the NEOs’ benefits provided under these programs are included in the Summary Compensation Table. Benefits under these plans are not directly or indirectly tied to Company performance.

The Company also provides limited perquisites to the NEOs which may include leased cars or cash car allowances and membership in athletic or social clubs. The Company believes that these perquisites tend to promote the Company’s image, to provide outlets for interaction between the Company’s executives and the Company’s vendors/suppliers and other business associates and/or to encourage healthy activities. The Company’s incremental costs for these perquisites are included in the Summary Compensation Table.

Miscellaneous

The Company does not provide pension arrangements or post-retirement health coverage for our NEOs. The NEOs, however, are eligible to participate in our 401(k) contributory defined contribution plan as described above.

All NEOs are employees-at-will and as such do not have employment or change of control agreements. The Company has not adopted any policies regarding the adjustment or recovery of awards or payments in the event the performance measures upon which they are based are restated or otherwise adjusted. The Company has not adopted equity ownership requirements or guidelines.

Tax Considerations

The Compensation Committee has considered the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements. In certain instances, applicable tax laws impose potential penalties on such compensation and/or result in a loss of deduction to the Company for such compensation.

Section 409A.  Participation in, and compensation paid under, the Company’s plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. To date, the U.S. Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Section 409A of the Code on the Company’s plans, arrangements and agreements. Generally, to the extent that the Company’s plans, arrangements and agreements fail to meet certain requirements under Section 409A of the Code, compensation earned thereunder may be subject to immediate taxation and tax penalties. It is the intent of the Company that its plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

Section 162(m).  With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. While the Compensation Committee considers the tax impact of any compensation arrangement, the Committee evaluates such impact in light of our overall compensation objectives. The Compensation Committee reserves the right to approve non-deductible compensation if the Compensation Committee believes it is in the best interests of our shareholders. Additionally, if any provision of a plan or award that is intended to be performance-based, within the meaning of Section 162(m) of the Code, is later found to not satisfy the conditions of Section 162(m), the Company’s ability to deduct such compensation may be limited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

John W. Puth, Chairman
Henry J. Massman IV
G. Thomas McKane
William H. Rackoff

SUMMARY COMPENSATION TABLE FOR 2006

The following table sets forth information regarding compensation of the Company’s NEOs for the year 2006. No stock or stock option awards were made in 2006 for the NEOs.

							Change in
							Pension Value
						Non-Equity	& Nonqualified
					Option	Incentive Plan	Deferred
					Awards	Compensation	Compensation	All Other
		Salary	Bonus		($)	($)	Earnings	Compensation		Total
Position	Year	($)	($)		(3)	(4)	($)	($)		($)

Stan L. Hasselbusch	2006	415,000	—		6,487	373,500	—	78,991	(5)	873,978
John F. Kasel	2006	166,533	35,750	(1)	73,946	108,414	—	32,661	(6)	417,304
Donald L. Foster	2006	190,837	—		49,452	126,907	—	39,304	(7)	406,500
David J. Russo	2006	204,374	—		20,186	143,062	—	36,243	(8)	403,865
Samuel K. Fisher	2006	196,417	6,500	(2)	—	85,039	—	39,322	(9)	327,278

(1)	Mr. Kasel received a bonus of $35,750 in August 2006 as part of an individual bonus arrangement which will be in place for three additional years. For further information see page 15.

(2)	Mr. Fisher received a discretionary bonus of $6,500 under the 2006 Management Incentive Plan. For further information see page 15.

(3)	Amounts expensed for pre-2006 option awards utilizing the provisions of SFAS No. 123R. See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	Amounts represent cash awards under the 2006 Management Incentive Plan. For further information see pp. 12-15.

(5)	Includes a $40,170 Company Supplemental Executive Retirement Plan (“SERP”) contribution, executive medical reimbursement; Company paid term life insurance premium; Company contribution to 401(k) defined contribution retirement plan; Company paid long-term disability premium; personal use of Company paid automobile lease and club membership.

(6)	Includes a Company paid SERP contribution; executive medical reimbursement; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; personal use of Company paid automobile lease and club membership.

(7)	Includes a Company paid SERP contribution; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; car allowance; and club membership.

(8)	Includes a Company paid SERP contribution; executive medical reimbursement; Company paid term life insurance premium; Company contribution to 401(k) defined contribution retirement plan; Company paid long-term disability premium; and car allowance.

(9)	Includes a Company paid SERP contribution; executive medical reimbursement; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; and personal use of Company paid automobile lease.

GRANTS OF PLAN-BASED AWARDS IN 2006

The following table provides information on 2006 Non-Equity Incentive Plan Awards. No stock or option awards were made in 2006 to the NEOs.

	Estimated Possible Payouts Under
	Non-Equity Incentive Plan Awards(1)
	Threshold	Target	Maximum
Name	($)	($)	($)

Stan L. Hasselbusch	74,700	186,750	373,500
John F. Kasel	23,315	58,287	116,573
Donald L. Foster	37,404	66,793	133,586
David J. Russo	28,612	71,531	143,062
Samuel K. Fisher	38,498	68,746	137,492

(1)	These grants reflect awards under the 2006 Management Incentive Plan which is discussed at pp. 12-15. Amounts paid under this plan to the NEOs for 2006 are included in the Summary Compensation Table under Non-Equity Plan Compensation and, with respect to Mr. Fisher, also under Bonus.

OPTION EXERCISES IN 2006

The following table provides information on stock option exercises in 2006 by the NEOs. The NEOs did not own any unvested shares of stock in 2006.

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)(1)

Stan L. Hasselbusch	15,000	307,900
	8,000	164,080
	27,000	553,770
John F. Kasel	4,000	77,080
	6,250	123,563
	6,250	54,612
Donald L. Foster	2,500	34,950
	3,750	55,268
David J. Russo	13,000	268,450
	2,000	42,100
Samuel K. Fisher	1,000	19,932
	6,250	119,500
	18,000	313,740
	10,000	182,400
	6,000	114,192

(1)	Difference between the market price of the stock at the time of exercise and the exercise price of the option, multiplied by the number of shares acquired.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding stock options awarded to the NEOs as of December 31, 2006. There were no unvested stock awards as of that date.

	Number of Securities		Option
	Underlying Unexercised Options		Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable(i)	($)	Date

Stan L. Hasselbusch	20,000	—	2.75	2/1/11
	25,000	—	5.25	8/12/08
	25,000	—	4.38	10/22/08
	20,000	—	5.50	5/14/12
	50,000	—	4.75	12/11/11
	30,000	—	3.65	5/8/11
John F. Kasel	—	6,250	4.23	5/12/13
	—	18,750	14.77	12/4/15
Donald L. Foster	—	11,250	9.30	12/12/14
	6,250	12,500	8.01	10/21/14
		7,500	9.29	2/15/15
David J. Russo	25,000	—	4.10	12/9/12
	10,000	—	4.30	7/25/12
Samuel K. Fisher	—	—	—	—

(i)	The following table shows vesting information for the options that were unexercisable as of December 31, 2006.

Name	Vesting Date	Number of Shares

John F. Kasel	5/12/07	6,250
	5/25/07	6,250
	5/25/08	6,250
	5/25/09	6,250
Donald L. Foster	5/14/07	3,750
	5/14/08	3,750
	5/14/09	3,750
	10/21/07	6,250
	10/21/08	6,250
	2/15/07	2,500
	2/15/08	2,500
	2/15/09	2,500

NON-QUALIFIED DEFERRED COMPENSATION DURING 2006

The following table discloses, for each of the NEOs, Company contributions and aggregate earnings in 2006 and year end balances under the Company’s supplemental executive retirement plan that provides for deferred compensation that is not tax qualified.

	Company	Aggregate	Aggregate
	Contributions in	Earnings in	Balance at
	2006	2006	Year End
	($)	($)	($)
Name	(1)	(2)	(3)

Stan L. Hasselbusch	40,710	5,420	114,032
John F. Kasel	4,777	333	7,006
Donald L. Foster	6,101	305	6,406
David J. Russo	7,657	589	12,389
Samuel K. Fisher	8,613	719	15,125

(1)	Amounts represent the 2006 Company contributions to Supplemental Executive Retirement Plan (“SERP”). The amounts are included in the Summary Compensation Table.

(2)	Amounts represent interest earned in 2006. In accordance with the Plan, the Company applied interest to the benefit amount using the calendar year’s rate of return of Fidelity’s Managed Income Portfolio, or a one-year annualized Treasury Bill interest rate, whichever is higher on the last Friday of each year. For 2006, these amounts were 4.08% and 4.99% respectively. The interest rate applied to the benefit in 2006 was 4.99%. These amounts are not included in the Summary Compensation Table.

Eligibility for participation in the Plan is limited to individuals who comprise a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA. Determining participation in the Plan is solely within the discretion of the Compensation Committee of the Board. A participant shall remain a participant only for so long as he continues in the employ of the Company, or the Compensation Committee, in its sole discretion determines that the participant shall no longer be a participant.

(3)	Amounts represent total SERP balance, as of December 31, 2006.

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and persons who beneficially own more than 10% of the Company’s outstanding common stock to file initial reports and reports of changes in ownership with the SEC, and to provide copies of such reports to the Company. Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2006 its executive officers, directors and 10% holders complied with all filing requirements.

ADDITIONAL INFORMATION

Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

Representatives of Ernst & Young LLP are expected to be in attendance at the meeting to respond to appropriate questions from shareholders and will have an opportunity to make a statement if they so desire.

Shareholders’ proposals intended to be presented at the Company’s 2008 annual meeting must be received by the Company no later than December 31, 2007 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. Pursuant to the Company’s By-Laws, a nomination of a person for election as a director and any other proposal made by a shareholder shall not be considered at a shareholders’ meeting unless written notice of the nomination or proposal has been received by the Company’s Secretary by the later of (i) the date which is 90 days in advance of the meeting date or (ii), the seventh calendar day following the first public announcement of the date of the meeting.

Pittsburgh, Pennsylvania
April 18, 2007

ANNUAL MEETING OF STOCKHOLDERS OF
L.B. FOSTER COMPANY
May 23, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

▼ Please detach along perforated line and mail in the envelope provided. ▼

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

Item 1.	Election of the following nominees as Directors: (See Instructions Below)

NOMINEES:
☐	FOR ALL NOMINEES	O O	Lee B. Foster II Stan L. Hasselbusch
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Henry J. Massman IV G. Thomas McKane
		O	Diane B. Owen
☐	FOR ALL EXCEPT (See instructions below)	O O	John W. Puth William H. Rackoff

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

(PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
PROMPTLY IN THE ENCLOSED ENVELOPE.)

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
L.B. FOSTER COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 23, 2007
The undersigned hereby appoints Lee B. Foster II and Stan L. Hasselbusch, and each or either of them, to represent the L.B. Foster Company common stock of the undersigned at the Annual Meeting of Stockholders of L.B. Foster Company to be held at the Company’s headquarters, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 on May 23, 2007 at 11:00 a.m. or at an adjournment thereof.
The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR all Nominees” in Item 1. If any other matter should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.
(PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)